Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Current Report on Form 8-K under the Securities Exchange Act of 1934 of American Home Mortgage Holdings, Inc. (the "Registrant") dated October 23, 2003 of our report dated March 21, 2003 appearing in the Annual Report on Form 10-K of the Registrant and incorporated by reference in Registration Statement No. 333-71386 on Form S-3, Registration Statement No. 333-72406 on Form S-8 and Registration Statement No. 333-109899 on Form S-8 of the Registrant under the Securities Act of 1933 insofar as such report relates to the financial statements of the Registrant for the year ended December 31, 2002.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
October 23, 2003